EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Second-Quarter Results
Raises full-year 2026 revenue and adjusted1 operating income guidance

Financial Summary

Q2 2026*
•Revenue of $1.92 billion, up 22.0 percent, or 21.2 percent in constant currency1. On a pro forma2 basis, revenue is down 6.5 percent.
•GAAP net income of $13 million, or $0.07 per share, up $119 million or $0.94 per share, year-over-year, respectively.
•Adjusted1 net income of $55 million, or $0.38 per share, up $132 million or $1.02 per share, year-over-year, respectively.
•Adjusted1 operating income of $203 million, up $144 million year-over-year.
•Adjusted1 operating margin of 10.6 percent, up 690 basis points year-over-year.
•Operating cash flow of $37 million, up $48 million year-over year.
•Free cash flow1 of $11 million, up $41 million year-over-year.

* Profitability metrics for Q2 2026 include $105 million of a pre-tax benefit from the recognition of IEEPA tariff receivables. This benefit is not included in either Operating cash flow or Free cash flow for Q2 2026 as the sale of the receivables is currently accounted for within Financing cash flow.

NORWALK, Conn., July 30, 2026 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2026 second-quarter results.
“Our second-quarter results gave us another reason for confidence," said Louie Pastor, chief executive officer at Xerox. "We made progress on each of our three strategic priorities: stabilizing revenue, increasing profitability, and reducing leverage. As a result, we are raising both revenue and adjusted operating income guidance, as well as our Lexmark gross synergy targets. While we have more to prove, I like how our team is showing up and executing with urgency and discipline.”

Progress Against Strategic Priorities
Q2 2026
•Raised Lexmark gross cost synergy target by $50 million to at least $350 million
•Expanded the 9‑Series A3 lineup in June, adding new mid‑range devices and making the portfolio available to all clients and channel partners
•Launched new A4 color devices in June under the new unified brand and logo
•Print and IT Solutions total sales pipelines remain ahead of the prior year
•Reduced total debt outstanding by more than $200 million:
◦$125 million of 13.00% 2026 Senior Notes at maturity
◦$93 million of 5.50% 2028 Senior Notes
◦$6 million of 13.50% 2031 Senior Secured Notes

Second-Quarter Key Financial Results

(in millions, except per share data)	Q2 2026	Q2 2025	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue	$1,922	$1,576	22.0% AC 21.2% CC1	(6.5)% AC
Gross Profit	$688	$451	$237	$93
Gross Margin	35.8%	28.6%	720 bps	690 bps
RD&E %	3.5%	2.7%	(80) bps
SAG %	22.5%	23.4%	90 bps
Pre-Tax Income (Loss)	$31	$(60)	$91
Pre-Tax Income (Loss) Margin	1.6%	(3.8)%	540 bps
Gross Profit - Adjusted[1]	$700	$461	$239	$78
Gross Margin - Adjusted[1]	36.4%	29.3%	710 bps	610 bps
Operating Income - Adjusted[1]	$203	$59	$144
Operating Income Margin - Adjusted[1]	10.6%	3.7%	690 bps
GAAP Diluted Income (Loss) per Share	$0.07	$(0.87)	$0.94
Diluted Income (Loss) Per Share - Adjusted[1]	$0.38	$(0.64)	$1.02
Second-Quarter Segment Results

(in millions)	Q2 2026	Q2 2025	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue
Print and Other	$1,733	$1,366	26.9%	(6.1)%
IT Solutions	194	213	(8.9)%	(8.9)%
Intersegment Elimination[3]	(5)	(3)	NM	NM
Total Revenue	$1,922	$1,576	22.0%	(6.5)%
Profit
Print and Other[4]	$220	$65	NM	89.7%
IT Solutions	7	10	(30.0)%	(30.0)%
Corporate Other[5]	(24)	(16)	50.0%	20.0%
Total Profit	$203	$59	NM	91.5%
_____________
1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures. In Q2 2026, the Company recognized a $105 million pre-tax benefit related to the recognition of the IEEPA tariff receivables. The Company sold its rights to these receivables to a third party for $80 million in cash. Because the tariff receivables have not been processed by the U.S. Government as of June 30, 2026, the $80 million proceeds are classified within financing cash flows and excluded from free cash flow. Upon processing, the proceeds will be reclassified to operating cash flows with no impact on total cash.
2.Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
3.Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
4.Second quarter 2026 Print and Other profit reflects a benefit from the recognition of $105 million from IEEPA tariff receivables associated with the recent Supreme Court ruling on IEEPA tariffs.
5.Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.

Updated 2026 Guidance
•Revenue: Approximately $7.6 billion
•Adjusted1,2 Operating Income: $555-$605 million
•Free Cash Flow1,2: Approximately $250 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, gain on early extinguishment of debt, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above, except the tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as the remainder of Other expenses (income), net from pre-tax income (loss) and margin.
•Constant currency1 (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow 1, which is operating cash flow less capital expenditures.

_____________
1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Adjusted operating income guidance reflects a benefit from the recognition of a $105 million pre-tax IEEPA tariff receivable associated with the recent Supreme Court ruling on IEEPA tariffs. The benefit to free cash flow guidance, resulting from Xerox’s sale of the IEEPA tariff receivable to a third party, is $80 million.

Forward-Looking Statement
This presentation and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.
Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Transformation; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.
These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.
Media Contact:
Justin Capella, Xerox, Justin.Capella@xerox.com
Investor Contact:
Greg Stein, Xerox, Greg.Stein@xerox.com
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2026	2025	2026	2025
Revenues
Sales	$996	$665	$1,916	$1,222
Services, maintenance, rentals and other	926	911	1,852	1,811
Total Revenues	1,922	1,576	3,768	3,033
Costs and Expenses
Cost of sales	579	480	1,179	862
Cost of services, maintenance, rentals and other	655	645	1,352	1,294
Research, development and engineering expenses	67	43	131	85
Selling, administrative and general expenses	432	368	862	746
Restructuring and related costs, net	23	10	68	9
Amortization of intangible assets	30	10	60	20
Divestitures	—	—	—	(4)
Non-financing interest expense	100	55	184	88
Other expenses (income), net	5	25	(26)	60
Total Costs and Expenses	1,891	1,636	3,810	3,160
Income (Loss) before Income Taxes(1)	31	(60)	(42)	(127)
Income tax expense	18	46	50	69
Net Income (Loss)	13	(106)	(92)	(196)
Less: Preferred stock dividends, net	(3)	(3)	(7)	(7)
Net Income (Loss) attributable to Common Shareholders	$10	$(109)	$(99)	$(203)

Basic Income (Loss) per Share	$0.07	$(0.87)	$(0.77)	$(1.62)
Diluted Income (Loss) per Share	$0.07	$(0.87)	$(0.77)	$(1.62)
__________
(1)Referred to as "Pre-tax income (loss)" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net Income (Loss)	$13	$(106)	$(92)	$(196)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	1	229	(76)	334
Unrealized gains (losses), net	4	(4)	8	(6)
Changes in defined benefit plans, net	5	(56)	45	(77)
Other Comprehensive Income (Loss), Net	10	169	(23)	251

Comprehensive Income (Loss), Net	$23	$63	$(115)	$55

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$495	$512
Accounts receivable, net	1,185	1,122
Billed portion of finance receivables, net	40	46
Finance receivables, net	442	510
Inventories	1,043	1,016
Other current assets	492	362
Total current assets	3,697	3,568
Finance receivables due after one year, net	732	846
Equipment on operating leases, net	283	299
Land, buildings and equipment, net	378	390
Intangible assets, net	857	921
Goodwill, net	2,234	2,222
Deferred tax assets	86	98
Other long-term assets	1,457	1,479
Total Assets	$9,724	$9,823
Liabilities and Equity
Short-term debt and current portion of long-term debt	$70	$231
Financing liability – tariff receivables monetization	90	—
Accounts payable	1,456	1,498
Accrued compensation and benefits costs	246	235
Accrued expenses and other current liabilities	1,264	1,258
Total current liabilities	3,126	3,222
Long-term debt	4,153	4,016
Pension and other benefit liabilities	1,027	1,068
Post-retirement medical benefits	148	159
Other long-term liabilities	716	685
Total Liabilities	9,170	9,150

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	131	128
Additional paid-in capital	1,200	1,183
Retained earnings	2,326	2,444
Accumulated other comprehensive loss	(3,334)	(3,311)
Xerox Holdings shareholders’ equity	323	444
Noncontrolling interests	7	5
Total Equity	330	449
Total Liabilities and Equity	$9,724	$9,823

Shares of Common Stock Issued and Outstanding	131,243	128,044

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Cash Flows from Operating Activities
Net Income (Loss)	$13	$(106)	$(92)	$(196)

Adjustments to reconcile Net income (loss) to Net cash provided by (used in) operating activities:
Depreciation and amortization	101	57	201	117
Provisions	18	30	36	48
Net (gain) loss on early extinguishment of debt	(39)	4	(95)	4
Net (gain) loss on sales of businesses and assets	—	(2)	2	(5)
Divestitures	—	—	—	(4)
Stock-based compensation	9	14	18	26
Restructuring and asset impairment charges	21	11	65	10
Payments for restructurings	(19)	(15)	(40)	(33)
Non-service retirement-related costs	21	19	42	37
Contributions to retirement plans	(36)	(33)	(72)	(67)
Decrease (increase) in accounts receivable and billed portion of finance receivables	20	(32)	(86)	(44)
Increase in inventories	(11)	(23)	(60)	(160)
Increase in equipment on operating leases	(35)	(22)	(67)	(52)
Decrease in finance receivables	91	84	157	212
(Increase) decrease in other current and long-term assets	(82)	32	(120)	16
(Decrease) increase in accounts payable	(88)	(64)	(30)	25
Increase (decrease) in accrued compensation	26	(21)	18	(51)
Increase (decrease) in other current and long-term liabilities	15	8	6	(40)
Net change in income tax assets and liabilities	(6)	37	6	35
Other operating, net	18	11	4	22
Net cash provided by (used in) operating activities	37	(11)	(107)	(100)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(26)	(19)	(47)	(39)
Proceeds from sales of businesses and assets	6	3	8	30
Acquisitions, net of cash acquired	19	—	19	1
Other investing, net	(8)	(2)	(13)	(4)
Net cash used in investing activities	(9)	(18)	(33)	(12)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(185)	650	70	546
Tariff receivables monetization	80	—	80	—
Dividends	(6)	(19)	(16)	(58)
Other financing, net	(3)	(13)	(6)	(29)
Net cash (used in) provided by financing activities	(114)	618	128	459
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	6	(1)	7
(Decrease) increase in cash, cash equivalents and restricted cash	(85)	595	(13)	354
Cash, cash equivalents and restricted cash at beginning of period	637	390	565	631
Cash, Cash Equivalents and Restricted Cash at End of Period	$552	$985	$552	$985

Second Quarter 2026 Overview
In the second quarter of 2026, overall market trends remained stable compared to the prior year, with demand broadly consistent with recent quarters. The Supreme Court ruling on IEEPA tariffs provided a meaningful benefit to our cost structure in the second quarter of 2026, which we recognized as a receivable and subsequently sold for $80 million in cash. However, ongoing tariff payments, combined with higher memory and oil prices, continue to present headwinds to our cost structure. To date, none of these factors have materially impacted overall demand, apart from certain international markets with exposure to the Middle East conflict.
Second quarter 2026 reflects the continued benefits of the Lexmark acquisition and Xerox's transformation efforts. Pro forma1 gross margins expanded year-over-year for the second consecutive quarter, driven by integration synergies, cost discipline, and an increasingly unified operating model. These gains are complemented by new product launches under the unified Xerox brand, growing partner validation, and a more focused go-to-market approach which is collectively positioning the company for continued operational and financial improvement in the second half of 2026 and beyond.
Equipment sales revenue of $387 million in the second quarter 2026 increased 15.2% in actual currency and 15.0% in constant currency2 compared to the second quarter 2025, and included a 33.1-percentage point benefit from the Lexmark acquisition. Total equipment installations increased 97.0%, including the impact of the Lexmark acquisition, partially offset by declines in legacy Xerox installations, primarily in entry black-and-white and mid-range color equipment categories. Excluding the Lexmark acquisition, equipment sales revenue declined 17.9% in actual currency due to lower installations and a mix shift toward Entry products. On a pro forma1 basis, second quarter 2026 equipment sales revenue declined 13.0%, primarily reflecting the impacts noted above, partially offset by modest growth from Lexmark.
Post sale revenue of $1,346 million in the second quarter 2026 increased 30.7% in actual currency and 29.7% in constant currency2, compared to the second quarter 2025, and included a 37.5-percentage point benefit from the Lexmark acquisition. Excluding the Lexmark acquisition, post sale revenue declined 6.8% in actual currency primarily reflecting lower equipment service revenue and managed print services. Post sale revenue was also adversely impacted by intentional reductions in non-strategic revenue, including the exit of certain production print manufacturing operations in prior years, as well as a decline in financing revenue reflecting the continued sales of finance receivables to our various funding affiliates and lower originations. On a pro forma1 basis, second quarter 2026 revenue decreased 3.9%, primarily reflecting the impacts noted above.
IT Solutions revenue of $189 million in the second quarter 2026 declined 10.0% in actual currency and 9.0% in constant currency2, compared to the second quarter 2025. The decline was primarily driven by a mix of revenue subject to net classifications and revenue deferrals.
Pre-tax income of $31 million for the second quarter 2026 increased by $91 million compared to a pre-tax (loss) of $(60) million in the second quarter 2025. Pre-tax income margin of 1.6% improved by 5.4-percentage points compared to second quarter 2025 pre-tax (loss) margin of (3.8)% and included a 3.8-percentage point benefit from the Lexmark acquisition. The improvement in the second quarter 2026 pre-tax income margin was primarily due to higher revenue and gross profit, including a 5.5-percentage point benefit related to the IEEPA tariff receivables, Transformation-related cost and productivity actions, as well as lower Other expenses (income), net. The decrease in Other expenses (income), net primarily reflects the early repayment of a portion of our 5.50% Senior Unsecured Notes due August 2028, as well as a portion of our 13.50% Senior Secured Notes due 2031, offset in part by the change in fair value of the warrant dividend liability. These benefits were partially offset by higher SAG and non-financing interest expense, as well as higher RD&E, Amortization of intangible assets and Restructuring and related costs, net driven by the Lexmark acquisition. On a pro forma1 basis second quarter 2026 pre-tax income margin improved by 4.1-percentage points primarily reflecting the impacts noted above.
Second quarter 2026 adjusted2 operating income margin of 10.6% increased by 6.9-percentage points compared to second quarter 2025, and included a 6.6-percentage point benefit related to the IEEPA tariff receivables and an approximate 2.0-percentage point benefit from the Lexmark acquisition. Excluding the impact of the IEEPA tariff receivables and the Lexmark acquisition, the decrease reflects lower revenue, including post sale revenue and equipment sales revenue, reflecting an unfavorable revenue mix, including lower outsourcing, service, rental, and other revenues, as well as higher incentive compensation, product cost increases and lower financing fees. These impacts were partially offset by lower SAG expenses as well as productivity and cost savings related to Transformation. On a pro forma1 basis second quarter 2026 adjusted2 operating margin increased by 5.4-percentage points primarily reflecting the impacts noted above, as well as the impact of the Lexmark acquisition.
For full-year 2026, we expect revenue of approximately $7.6 billion up from above $7.5 billion, adjusted2 operating income in the range of $555 million to $605 million up from $450 million to $500 million, and free cash flow2 of approximately $250 million. Free cash flow2 guidance reflects proceeds from the sale of IEEPA tariff receivables to a third party, which we expect to be reclassified into operating cash flow. Also benefitting free cash flow2 relative to our initial guidance are lower expected capital expenditures and taxes. This is offset by higher full-year 2026 restructuring charges as a result of our increased synergy target, higher net interest expense as a result of the TPG JV, and lower than previously expected working capital.
__________
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Financial Review
Revenues

	Three Months Ended June 30,					% of Total Revenue
(in millions)	2026	2025	% Change	CC % Change	Pro Forma(1) % Change	2026	2025
Equipment sales	$387	$336	15.2%	15.0%	(13.0)%	20%	21%
Post sale revenue(2)	1,346	1,030	30.7%	29.7%	(3.9)%	70%	66%
IT Solutions(3)	189	210	(10.0)%	(9.0)%	(10.0)%	10%	13%
Total Revenue	$1,922	$1,576	22.0%	21.2%	(6.5)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income (Loss):
Equipment sales	$387	$336	15.2%	15.0%	(13.0)%
Supplies, paper and other sales(2)	469	176	166.5%	164.4%	(0.4)%
IT Products(3)	140	153	(8.5)%	(8.8)%	(8.5)%
Sales	$996	$665	49.8%	49.0%	(6.8)%

Services, maintenance, rentals and other(2)	$822	$785	4.7%	4.0%	(4.5)%
Xerox Financial Services(2)	55	69	(20.3)%	(21.0)%	(20.3)%
IT Services(3)	49	57	(14.0)%	(14.0)%	(14.0)%
Services, maintenance, rentals and other	$926	$911	1.6%	1.0%	(6.2)%

Segments(4)
Print and Other	$1,733	$1,366	26.9%	26.0%	(6.1)%	90%	87%
IT Solutions	194	213	(8.9)%	(9.0)%	(8.9)%	10%	13%
Intersegment elimination (5)	(5)	(3)	NM	NM	NM	—%	—%
Total Revenue	$1,922	$1,576	22.0%	21.2%	(6.5)%	100%	100%

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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(2)Post sale revenue includes Supplies, paper and other sales, Service, maintenance, rentals and other, and Xerox Financial Services. Refer to Reportable Segments - Print and Other, for further information.
(3)IT Solutions includes IT Products and IT Services provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions, for further information.
(4)Refer to Appendix II, Reportable Segments, for definitions.
(5)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2026	2025	B/(W)		Pro Forma(1) B/(W)
Gross Profit	$688	$451	$237		$93
RD&E	67	43	(24)		7
SAG	432	368	(64)		31

Equipment Gross Margin	19.5%	24.0%	(4.5)	pts.	12.8	pts.
Post sale Gross Margin	39.9%	29.9%	10.0	pts.	4.8	pts.
Total Gross Margin	35.8%	28.6%	7.2	pts.	6.9	pts.
RD&E as a % of Revenue	3.5%	2.7%	(0.8)	pts.	0.1	pts.
SAG as a % of Revenue	22.5%	23.4%	0.9	pts.	—	pts.

Pre-tax Income (Loss)	$31	$(60)	$91		$82
Pre-tax Income (Loss) Margin	1.6%	(3.8)%	5.4	pts.	4.1	pts.

Adjusted(2) Operating Income	$203	$59	$144		$97
Adjusted(2) Operating Income Margin	10.6%	3.7%	6.9	pts.	5.4	pts.
_____________
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses (Income), Net

	Three Months Ended June 30,
(in millions)	2026	2025
Interest income	$(3)	$(6)
Non-service retirement-related costs	21	19
Currency losses, net	8	1
Net (gain) loss on early extinguishment of debt	(39)	4
Change in fair value of warrant dividend liability	14	—
Commitment fee expense	—	4
All other expenses, net	4	3
Other expenses (income), net	$5	$25

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended June 30,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2026
Revenues	$1,733	$194	$1,927	$(5)	$—	$1,922
% of Total Revenue	90%	10%	100%
Segment Profit	$220	$7	$227	—	$(24)	$203
Segment Margin(3)	12.7%	3.7%				10.6%

2025
Revenues	$1,366	$213	$1,579	$(3)	$—	$1,576
% of Total Revenue	87%	13%	100%
Segment Profit	$65	$10	$75	—	$(16)	$59
Segment Margin(3)	4.8%	4.8%				3.7%

2025 Pro Forma(4)
Revenues	$1,846	$213	$2,059	$(3)	$—	$2,056
% of Total Revenue	90%	10%	100%
Segment Profit	$116	$10	$126	—	$(20)	$106
Segment Margin(3)	6.3%	4.8%				5.2%
_____________
(1)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue. IT Solutions segment margin is net of Intersegment Elimination.
(4)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies and services as well as financing and technology-related offerings, digital and print-related software products and services. This segment also includes our recent Lexmark Acquisition, and Xerox Financial Services. In addition to direct sales and end-user customers, we utilize distributors and resellers to sell our equipment, supplies, parts, and maintenance services to end-user customers. Refer to Appendix II, Reportable Segments, for definitions.
Revenue

	Three Months Ended June 30,
(in millions)	2026	2025	% Change	CC % Change	Pro Forma(1) % Change
Equipment sales	$387	$336	15.2%	15.0%	(13.0)%

Supplies, paper and other sales	469	176	166.5%	164.4%	(0.4)%
Services, maintenance, rentals and other	822	785	4.7%	4.0%	(4.5)%
Xerox Financial Services	55	69	(20.3)%	(21.0)%	(20.3)%
Post sale revenue	1,346	1,030	30.7%	29.7%	(3.9)%

Total Print and Other Revenue	$1,733	$1,366	26.9%	26.0%	(6.1)%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.

Detail by product group is shown below.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2026	2025	% Change	CC % Change	2026	2025
Entry	$140	$63	122.2%	122.7%	36%	19%
Mid-range	162	181	(10.5)%	(11.2)%	42%	54%
High-end	82	87	(5.7)%	(6.6)%	21%	26%
Other	3	5	(40.0)%	(40.0)%	1%	1%
Equipment Sales (1),(2)	$387	$336	15.2%	15.0%	100%	100%
_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.
(2)Installations were recast in the second quarter of 2026 to align with the change in go-to-market strategy.

IT Solutions
The IT Solutions segment provides clients of all sizes integrated IT infrastructure solutions, delivering business outcomes through its suite of Device Lifecycle Solutions, and Managed IT Services. The IT Solutions business leverages its professional services and engineering capabilities, along with an extensive partner ecosystem to design, develop and deliver comprehensive Network and Security Solutions, and Infrastructure and Cloud Solutions. This segment provides services to clients in the U.S., Canada, the U.K., and Western Europe. Refer to Appendix II, Reportable Segments, for definitions.
Revenue

	Three Months Ended June 30,
(in millions)	2026	2025	% Change	CC % Change
IT Products(1)	$140	$153	(8.5)%	(8.8)%
IT Services(2)	49	57	(14.0)%	(14.0)%
Intersegment revenue (3)	5	3	NM	NM
Total IT Solutions	$194	$213	(8.9)%	(9.0)%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(2)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(3)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.

Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Transformation; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the second quarter 2026 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income (Loss) and Income (Loss) per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our Transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other (income) expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which are related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We excluded the following item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Gain (loss) on early extinguishment of debt
•Transformation-related costs
•Lexmark - fixed asset-related purchase accounting adjustment
•Deferred tax asset valuation allowance
•Commitment fee expense
•Lexmark acquisition financing - escrow interest, net
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other (income) expenses, net, which include certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other, as well as fixed asset-related purchase accounting adjustments related to the recent acquisition of Lexmark.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to repurchase debt, fund acquisitions, and pay dividends.

Adjusted Net Income (Loss) and EPS reconciliation

	Three Months Ended June 30,
	2026		2025
(in millions, except per share amounts)	Net Income	Diluted EPS	Net (Loss)	Diluted EPS
Reported(1)	$13	$0.07	$(106)	$(0.87)
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	—		10
Restructuring and related costs, net	23		10
Amortization of intangible assets	30		10
(Gain) loss on early extinguishment of debt(2)	(39)		4
Non-service retirement-related costs	21		19
Transformation-related costs(3)	2		3
Transaction and related costs, net	—		6
Lexmark - fixed asset-related purchase accounting adjustment	12		—
Deferred tax asset valuation allowance	1		—
Commitment fee expense(4)	—		4
Lexmark acquisition financing - escrow interest, net (5)	—		12
Income tax on adjustments(6)	(8)		(49)
Adjusted	$55	$0.38	$(77)	$(0.64)

Tax effects associated with U.S. and U.K. losses (7)	(3)		93
Normalized Adjusted	$52	$0.36	$16	$0.10

Dividends on preferred stock used in adjusted EPS calculation(8)		$3		$3

Weighted average shares for adjusted EPS(8)		135		127
Fully diluted shares at end of period(9)		135
_____________
(1)Net Income (Loss) and Income (Loss) per Share. Second quarter 2026 Net Income and Diluted EPS included a $39 million gain on the early extinguishment of debt, or $0.29 per diluted share. Second quarter 2025 Net (Loss) and Diluted (Loss) per Share include $22 million ($17 million after-tax) of financing-related charges, net, or $0.13 per share, related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes, and $28 million of tax expense, or $0.22 per share, related to interest expense that was not deductible according to tax guidelines in place as of June 30, 2025.
(2)Reflects the early repayment of a portion of our 5.500% Senior Unsecured Notes due August 2028 (the "2028 Senior Unsecured Notes").
(3)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(4)Primarily reflects fees associated with the 2025 private offering of $400 million in aggregate principal amount of 10.25% Senior Secured First Lien Notes and $400 million aggregate principal amount of 13.5% Senior Secured Second Lien Notes Due in 2031.
(5)Reflects net interest expense on net proceeds received from debt issuances which were placed in escrow to fund the Lexmark Acquisition.
(6)Refer to Adjusted Effective Tax Rate reconciliation.
(7)Normalized adjusted net income includes tax (expense) benefit of $(3) million and $93 million, for the second quarter 2026 and 2025, respectively, which are not included in adjusted earnings. This represents the tax effects associated with pre-tax (losses) generated in U.S. and UK entities subject to full valuation allowances.
(8)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(9)Reflects common shares outstanding at June 30, 2026, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the second quarter 2026. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, shares granted under stock-based compensation programs, as well as warrants and convertible notes, all of which were anti-dilutive for the second quarter 2026.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended June 30,
	2026			2025
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$31	$18	58.1%	$(60)	$46	(76.7)%
Deferred tax asset valuation allowance	—	(1)		—	—
Non-GAAP adjustments(2)	49	8		78	49
Adjusted	$80	$25	31.3%	$18	$95	527.8%
___________
(1)Pre-tax income (loss) and income tax expense.
(2)Refer to Adjusted Net Income (Loss) and EPS reconciliation for details.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended June 30,
	2026			2025
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$13	$1,922		$(106)	$1,576
Income tax expense	18			46
Pre-tax income (loss)	$31	$1,922	1.6%	$(60)	$1,576	(3.8)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	—			10
Lexmark - fixed asset-related purchase accounting adjustment	12			—
Restructuring and related costs, net	23			10
Amortization of intangible assets	30			10
Transformation-related costs(2)	2			3
Transaction and related costs, net	—			6
Non-financing interest expense(3)	100			55
Other expenses, net (4)	5			25
Adjusted	$203	$1,922	10.6%	$59	$1,576	3.7%
_____________
(1)Net Income (Loss) and Revenues.
(2)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(3)Reflects interest expense primarily related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings and general corporate purposes, as well as interest related to the funding from the Joint Venture Financing arrangement entered into with TPG in the first quarter of 2026.
(4)Second quarter 2026 Includes non-service retirement-related costs, as well as a gain of $39 million related to the early repayment of a portion of our 5.50% Senior Unsecured Notes due August 2028, as well as a portion of our 13.50% Senior Secured Notes due 2031.

Adjusted Gross Profit and Margin

	Three Months Ended June 30,
(in millions)	2026		2025
Revenue(1)	$1,922		$1,576
Cost of revenue (1)	(1,234)		(1,125)
Gross Profit and Margin	688	35.8%	451	28.6%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	—		10
Lexmark - fixed asset-related purchase accounting adjustment	12		—
Adjusted Gross Profit and Margin	$700	36.4%	$461	29.3%
_____________
(1)Total Revenues and cost of revenues

Free Cash Flow reconciliation

	Three Months Ended June 30,
(in millions)	2026	2025
Reported(1)	$37	$(11)
Capital expenditures	(26)	(19)
Free Cash Flow	$11	$(30)
_____________
(1)Net cash provided by (used in) operating activities.

GUIDANCE
Adjusted Operating Income

(in millions)	Fiscal Year 2026
Estimated Pre-tax (loss)	~ $(100)
Adjustments:
Restructuring and related costs, net	85
Amortization of intangible assets	120
Non-financing interest expense	375
Other expenses, net(1)	100
Estimated Adjusted Operating Income(2)	~ $555 - $605
_____________
(1)Other expenses, net includes approximately $95 million of gain on the early extinguishment of debt and approximately $85 million of non-service retirement-related costs.
(2)Estimated adjusted operating income reflects the adjusted operating income guidance midpoint of $580 million.

Free Cash Flow

(in millions)	Fiscal Year 2026
Estimated Net cash provided by operating activities	~$340
Capital expenditures	(90)
Estimated Free Cash Flow	~$250

Pro Forma Basis
To better understand the trends in our business, we discuss our 2026 operating results by comparing them against 2025 pro forma results. The 2025 pro forma results include estimated results of Lexmark. Lexmark is included in our 2025 results as of July 1, 2025, the effective date of acquisition.
We refer to comparisons against these adjusted results as “pro-forma” basis comparisons. The pro forma information has been prepared in accordance with Article 11 of Regulation S-X, "Pro Forma Financial information.” The pro forma information is presented to facilitate comparisons with our results following the acquisition. Lexmark's 2025 historical results have been adjusted to reflect the costs of financing the transactions, fair value adjustments related to inventory, real and personal property (equipment and computer hardware and software) and intangible assets. In addition, adjustments were made to conform Lexmark's accounting policies to those of Xerox, including deferred revenue and inventory. In accordance with Article 11 of Regulation S-X, these proforma results exclude adjustments associated with transaction related costs which are already included in the historical financial statements.
We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the Lexmark acquisition. We believe the pro forma basis comparisons allow investors to have a better understanding and additional perspective of the expected trends in our business as well as the impact of the Lexmark acquisition on the Company’s operations. The pro forma financial information is based upon available information and assumptions that we believe are reasonable and is for illustrative purposes only. The pro forma combined financial information below should be read in conjunction with the consolidated financial statements and related notes to our 2025 Form 10-K.
Certain pro forma monetary amounts, percentages, and other financial figures included in the Company’s second quarter 2026 earnings materials, including the prepared remarks, investor presentation, and press release have been subject to rounding adjustments. Accordingly, minor differences may exist among such materials. These variances, which result solely from rounding, are not considered material.

Pro Forma Revenues and Key Financial Ratios

	Three Months Ended June 30,
(in millions)	As Reported		Pro Forma(1)	Change B/(W)	Pro Forma(1) Change B/(W)
	2026	2025	2025
Equipment sales	$387	$336	$445	15.2%	(13.0)%
Post sale revenue	1,346	1,030	1,401	30.7%	(3.9)%
IT Solutions	189	210	210	(10.0)%	(10.0)%
Total Revenue	$1,922	$1,576	$2,056	22.0%	(6.5)%

Reconciliation to Condensed Consolidated Statements Income (Loss):
Equipment sales	$387	$336	$445	15.2%	(13.0)%
Supplies, paper and other sales	469	176	471	166.5%	(0.4)%
IT Products	140	153	153	(8.5)%	(8.5)%
Sales	$996	$665	$1,069	49.8%	(6.8)%

Services, maintenance, rentals and other	$822	$785	$861	4.7%	(4.5)%
Xerox Financial Services	55	69	69	(20.3)%	(20.3)%
IT Services	49	57	57	(14.0)%	(14.0)%
Services, maintenance, rentals and other	$926	$911	$987	1.6%	(6.2)%

Segments(2)
Print and Other	$1,733	$1,366	$1,846	26.9%	(6.1)%
IT Solutions	194	213	213	(8.9)%	(8.9)%
Intersegment elimination (3)	(5)	(3)	(3)	NM	NM
Total Revenue	$1,922	$1,576	$2,056	22.0%	(6.5)%

Total Gross Profit	$688	$451	$595	$237	$93

Gross Margin
Equipment	19.5%	24.0%	6.7%	(4.5)	12.8	pts.
Post sale	39.9%	29.9%	35.1%	10.0	4.8	pts.
Total Gross Margin	35.8%	28.6%	28.9%	7.2	6.9	pts.

RD&E	$67	$43	$74	$(24)	$7
RD&E as a % of Revenue	3.5%	2.7%	3.6%	(0.8)	0.1	pts.

SAG	432	368	$463	$(64)	$31
SAG as a % of Revenue	22.5%	23.4%	22.5%	0.9	—	pts.
__________
(1)Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition. ITsavvy results for the second quarter 2026 and 2025 are included in our consolidated results. Accordingly, there are no pro forma impacts related to the IT Solutions segment.
(2)Refer to Appendix II, Reportable Segments, for definitions.
(3)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Pro Forma Print and Other Revenue

	Three Months Ended June 30,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change
(in millions)	2026	2025	2025
Equipment sales	$387	$336	$445	15.2%	(13.0)%

Supplies, paper and other sales	469	176	471	166.5%	(0.4)%
Services, maintenance, rentals and other	822	785	861	4.7%	(4.5)%
Xerox Financial Services	55	69	69	(20.3)%	(20.3)%
Post sale revenue	$1,346	$1,030	$1,401	30.7%	(3.9)%

Total Print and Other Revenue	$1,733	$1,366	$1,846	26.9%	(6.1)%
_____________
(1)Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
Pro Forma Adjusted Gross Profit and Margin

	Three Months Ended June 30,
	As Reported		Pro Forma(2)
(in millions)	2026		2025
Revenue(1)	$1,922		$2,056
Cost of revenue(1)	(1,234)		(1,461)
Gross Profit and Margin	688	35.8%	595	28.9%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	—		10
Lexmark - fixed asset-related purchase accounting adjustment	12		17
Adjusted Gross Profit and Margin	$700	36.4%	$622	30.3%
_____________
(1)Total Revenues and cost of revenues
(2)Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.

Pro Forma Adjusted Operating Income and Margin reconciliation

	Three Months Ended June 30,
	As Reported		Pro Forma(2)
	2026	2025	2025	Change		Pro Forma(2) Change
(in millions)	(Loss) Profit	(Loss) Profit	(Loss) Profit
Reported(1)	$13	$(106)	$(97)	$119		$110
Income tax expense	18	46	46	(28)		(28)
Pre-tax loss	$31	$(60)	$(51)	$91		$82
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	—	10	10	(10)		(10)
Lexmark - fixed asset-related purchase accounting adjustment	12	—	17	12		(5)
Transformation-related costs(3)	2	3	3	(1)		(1)
Restructuring and related costs, net	23	10	10	13		13
Amortization of intangible assets	30	10	31	20		(1)
Transaction and related costs, net	—	6	18	(6)		(18)
Non-financing interest expense(4)	100	55	55	45		45
Other expenses, net (5)	5	25	13	(20)		(8)
Adjusted	$203	$59	$106	$144		$97

Revenue	1,922	1,576	$2,056	$346		$(134)
Pre-tax Loss Margin	1.6%	(3.8)%	(2.5)%	5.4	pts.	4.1	pts.
Adjusted Operating Income Margin	10.6%	3.7%	5.2%	6.9	pts.	5.4	pts.
_____________
(1)Net Income (Loss)
(2)Reflects the inclusion of Lexmark's estimated results from April 1, 2025 through June 30, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(3)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(4)Reflects interest expense primarily related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings and general corporate purposes, as well as interest related to the funding from the Joint Venture Financing arrangement entered into with TPG in the first quarter of 2026.
(5)Second quarter 2026 Includes non-service retirement-related costs, as well as a gain of $39 million related to the early repayment of a portion of our 5.50% Senior Unsecured Notes due August 2028, as well as a portion of our 13.50% Senior Secured Notes due 2031.

APPENDIX I
Xerox Holdings Corporation
Earnings (Loss) per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Basic Income (Loss) per Share:
Net Income (Loss)	$13	$(106)	$(92)	$(196)
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income (loss) available to common shareholders	$10	$(109)	$(99)	$(203)
Weighted average common shares outstanding	130,895	125,791	129,820	125,452

Basic Income (Loss) per Share	$0.07	$(0.87)	$(0.77)	$(1.62)

Diluted Income (Loss) per Share:
Net Income (Loss)	$13	$(106)	$(92)	$(196)
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income (loss) available to common shareholders	$10	$(109)	$(99)	$(203)
Weighted average common shares outstanding	130,895	125,791	129,820	125,452
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	3,893	—	—	—
Convertible preferred stock	—	—
Warrants	—	—
Convertible Notes	—	—	—	—
Adjusted weighted average common shares outstanding	134,788	125,791	129,820	125,452

Diluted Income (Loss) per Share	$0.07	$(0.87)	$(0.77)	$(1.62)

The following securities were not included in the computation of diluted income (loss) per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:

Stock options	119	132	119	132
Restricted stock and performance shares	17,927	18,522	21,820	18,522
Convertible preferred stock	6,742	6,742	6,742	6,742
Warrants	82,464	—	82,464	—
Convertible Notes	19,196	19,196	19,196	19,196
Total Anti-Dilutive Securities	126,448	44,592	130,341	44,592

Dividends per Common Share	$0.025	$0.025	$0.050	$0.150

APPENDIX II
Xerox Holdings Corporation
Reportable Segments

Our reportable segments - Print and Other and IT Solutions - are aligned to how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies and are consistent with how we manage the business and view the markets we serve.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as associated financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. In addition, the segment includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services, which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products.
The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers.
Our IT Solutions segment provides clients of all sizes integrated IT infrastructure solutions, delivering business outcomes through its suite of Device Lifecycle Solutions, and Managed IT Services. The IT Solutions business leverages its professional services and engineering capabilities, along with an extensive partner ecosystem to design, develop and deliver comprehensive Network and Security Solutions, and Infrastructure and Cloud Solutions. This segment provides services to clients in the U.S., Canada, the U.K., and Western Europe.